Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA INC. APPOINTS SCOTT E. HUCKINS AS CHIEF FINANCIAL OFFICER

TORONTO—September 3, 2019—SunOpta Inc. ("SunOpta") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced the appointment of Scott E. Huckins as Chief Financial Officer (CFO), effective September 3, 2019.

Mr. Huckins is a results-oriented financial executive with 30 years of financial management and capital markets experience. He has a proven track record in leading significant business improvements during challenging situations by attacking costs, streamlining processes and improving underlying business structures. Mr. Huckins also has extensive experience in strategic planning, working capital management and risk management together with a deep understanding of banking relationships and treasury.

Mr. Huckins most recently served as Executive Vice President, CFO of Claire’s Stores, Inc., a $1.3 billion global retailer, from 2016 until joining SunOpta. Before Claire’s, Mr. Huckins was Vice President and Treasurer of Sears Holdings and President of Sears Re, a $4 billion Bermudan Class 3 captive reinsurance company, from 2012-2016. Prior to his tenure at Sears, Mr. Huckins spent two years as Vice President of Treasury, Tax and Investor Relations for RSC Holdings, Inc., a $3 billion equipment services company. Mr. Huckins also held various leadership roles at Koch Industries Inc. and affiliated companies from 2001-2008. Mr. Huckins earned a Master of Business Administration (with concentrations in Finance and Management Strategy) from Northwestern University and holds a Bachelor of Science degree in Finance from Arizona State University.

Joe Ennen, Chief Executive Officer at SunOpta, said, “I could not be more thrilled to welcome Scott to SunOpta where he will undoubtedly make an immediate impact as we continue the work necessary to drive growth, improve margins and create long-term shareholder value. Scott brings extensive financial, operational, and strategic experience to SunOpta along with a proven history of delivering results and a strong discipline in cost and cash control. I am particularly impressed with his experience as an operationally oriented CFO and his ability to passionately lead a financial function during challenging times and with a strong sense of urgency.”

“It is clear to me that SunOpta has an incredible future ahead of it and I am excited to be joining the team,” said Scott Huckins, SunOpta’s incoming CFO. “While company transformations are never easy, I’ve been impressed with the progress SunOpta has made to date and can see the pieces coming together. I look forward to helping SunOpta continue on its transformational journey with a focus on growth, earnings and cash flow.”

Mr. Huckins will succeed Robert McKeracher, who has served as SunOpta’s CFO since 2011. Mr. McKeracher will work closely with Mr. Huckins through the end of 2019 to ensure a seamless transition.

Mr. Ennen continued, “On behalf of the Board of Directors for SunOpta and its senior leadership team, I would like to thank Rob for his long-standing commitment and valued contributions to SunOpta as CFO during the past 8 years and through many of the company’s milestones. We wish him all the best in his future endeavors.”

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Contact
Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.